EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the use in connection with the registration statements on Form S-8 for the 1999 Stock Option Plan, Registration File No. 333-41788, and the 2000 Stock Option Plan, Registration File No. 333-41786, and the 1999 and 2000 Stock Option Plans, Registration File No. 333-116671, of IA Global, Inc. formerly Medium4.com, Inc, incorporated into the Annual Report on Form 10-K of IA Global, Inc., of our report dated March 20, 2007 relating to the consolidated financial statements of IA Global, Inc. and Subsidiaries as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004.





                                    /s/ Sherb & Co., LLP
                                        Sherb & Co., LLP
                                        Certified Public Accountants



New York, New York
April 2, 2007